Exhibit 10.1

SERVICES AGREEMENT

BY AND BETWEEN

WESTMORELAND RESOURCES GP, LLC

AND

WESTMORELAND RESOURCE PARTNERS, LP

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is effective as of January 1, 2015 (the “Effective Date”) by and between WESTMORELAND RESOURCES GP, LLC, a Delaware limited liability company (“GP”), and WESTMORELAND RESOURCE PARTNERS, LP, a Delaware limited partnership (“WMLP”). GP and WMLP are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, WMLP, GP and Oxford Mining Company LLC are subject to an Administrative and Operational Services Agreement dated August 24, 2007 (the “Services Agreement”), and desire to terminate the Services Agreement and replace it with this Agreement;

WHEREAS, WMLP desires to engage GP, as an independent contractor, to provide services to WMLP, and GP desires to be so engaged; and

WHEREAS, the services of GP are an integral part of and essential to the ability of WMLP to generate the products and services that are the business of WMLP, and by executing this Services Agreement WMLP undertakes to execute work that is part of its trade, business, and occupation.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, WMLP and GP hereby agree as follows:

DEFINITIONS

Unless the context otherwise requires, each defined term shall be equally applicable both to the singular and the plural forms of the term so defined. When used in this Agreement, the following terms have the following meanings (other defined terms may be found elsewhere in this Agreement):

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Affiliate” means, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the Partnership Group, on the one hand, and GP and its Affiliates, on the other hand, shall not be deemed to be Affiliates of each other for purposes of this Agreement.

“Agreement” means this Services Agreement (including any schedules, exhibits or attachments hereto) as amended, supplemented or otherwise modified from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by Law to be closed.

“Cause” has the meaning given such term in the MLP Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Common Unit” has the meaning given such term in the MLP Agreement.

“Conflicts Committee” has the meaning given such term in the MLP Agreement.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“Employee Secondment Agreement” means the Employee Secondment Agreement between WMLP and GP dated as of the Effective Date.

“G&A Fixed Fee” means the amount set forth on Schedule A hereto, which amount shall be increased annually by the percentage increase in the Consumer Price Index - All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year. In the event that WMLP makes any acquisitions of assets or businesses or the business of WMLP otherwise expands following the date of this Agreement, then the G&A Fixed Fee amount shall be appropriately increased by amending Schedule A to this Agreement in order to account for adjustments in the nature and extent of the general and administrative services by GP to WMLP, with any such increase in the G&A Fixed Fee subject to the approval of the Conflicts Committee.

“GAAP” means accounting principles generally accepted in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, consistently applied.

“Governmental Entity” shall mean any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“GP Indemnified Parties” has the meaning given such term in Section 3.2.

“Indemnified Party” has the meaning given such term in Section 3.4.

“Indemnifying Party” has the meaning given such term in Section 3.4.

“Indemnity Demand” has the meaning given such term in Section 3.4.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, permits, variances, judgments, injunctions, orders and licenses of a Governmental Entity having jurisdiction over the assets or the properties of the Parties and the operations thereof.

“Loss” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“MLP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of WMLP, dated as of December 31, 2014, as amended from time to time.

“Partnership Group” means WMLP and its Subsidiaries.

“Party(ies)” has the meaning given such term in the introduction to this Agreement.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), master limited partnership, joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity or any department or agency thereof.

“Services” has the meaning given such term in Section 2.1(a).

“Subsidiary” has the meaning given such term in the MLP Agreement.

“Third Party” means a Person other than (a) GP, (b) WMLP, or (c) any of their respective Affiliates.

“Third Party Claim” has the meaning given such term in Section 3.4.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

“WMLP Assets” means all assets owned by or necessary for the operation of the business, properties or assets of any member of the Partnership Group.

“WMLP Indemnified Parties” has the meaning given such term in Section 3.3(a).

ARTICLE 1

ENGAGEMENT AND RELATIONSHIP OF PARTIES

Section 1.1 Engagement of GP. WMLP hereby engages GP to act as an independent contractor, and appoints GP as its agent with full power and authority, to perform the Services in accordance with the terms and conditions of this Agreement. GP hereby accepts such engagement and agrees to provide or cause to be provided the Services in accordance with the terms and conditions, and subject to the limitations, set forth in this Agreement. The Parties hereto agree that the Services Agreement is hereby terminated and shall have no further force and effect.

Section 1.2 Relationship of the Parties. GP shall perform and execute the provisions of this Agreement as an independent contractor to WMLP. This Agreement is not intended to and does not create a partnership, joint venture or other relationship creating fiduciary, quasi-fiduciary or similar duties and obligations between the Parties or any of their Affiliates. Subject to the terms of this Agreement, GP shall perform the Services according to GP’s own means and methods of work, which shall be in the exclusive charge and control of GP.

Section 1.3 Employee Secondment Agreement Predominates. Nothing in this Agreement affects the employer status of GP, the employer status of WMLP, or the joint-employer status of GP and WMLP, all of which are set out in the Employee Secondment Agreement. Where any conflict is found between this Agreement and the Employee Secondment Agreement, the terms of the Employee Secondment Agreement shall predominate.

ARTICLE 2

SERVICES AND REIMBURSEMENT

Section 2.1 Services.

(a) GP hereby agrees to provide WMLP with certain operating services, engineering services and general and administrative services, including but not limited to legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering (the “Services”).

(b) WMLP hereby agrees to reimburse GP (or at the direction of GP, any Affiliate of GP) for all expenses and expenditures it incurs or payments it makes on behalf of WMLP for general and administrative services as follows:

(i) with respect to services provided by executive officers and other employees devoting less than a majority of their time to the Partnership Group, WMLP hereby agrees to pay the G&A Fixed Fee amount; and

(ii) with respect to all other general and administrative services, WMLP hereby agrees to reimburse GP at cost for all expenses and expenditures it incurs or payments it makes on behalf of WMLP, including the cost of employee benefits for such personnel.

(c) Without duplication of Section 2.1(b)(ii), WMLP hereby agrees to reimburse GP (or at the direction of GP, any Affiliate of GP) at cost for all other expenses and expenditures it incurs or payments it makes on behalf of WMLP, including, but not limited to (i) salaries of operational personnel performing services on WMLP’s behalf and the cost of employee benefits for such personnel, (ii) capital expenditures, (iii) maintenance and repair costs and (iv) taxes.

(d) GP shall be entitled to allocate any such expenses and expenditures between WMLP, on the one hand, and GP, on the other hand, in accordance with the foregoing provisions on any reasonable basis that comports with Section 7.4 of the MLP Agreement.

Section 2.2 Personnel. GP shall provide, or cause to be provided, personnel to staff and perform the Services, which may be accomplished to the extent necessary (a) by employees of GP or Affiliates of GP, (b) pursuant to an Employee Secondment Agreement by joint-employees of GP and WMLP, engaged full time in providing the Services, or (c) by contractors hired by GP.

Section 2.3 Ownership of Property. The Parties agree and acknowledge that GP shall have no direct ownership interest in the WMLP Assets (nor in any of the equipment, materials or other property related thereto and purchased by WMLP or its Subsidiaries either directly or on behalf of WMLP or such Subsidiaries by GP), and that neither GP, nor any Affiliate of GP, shall be deemed to have any direct or indirect ownership interest in the WMLP Assets (or in any equipment, materials and other property related thereto and purchased by any member of the Partnership Group either directly or on behalf of such member of the Partnership Group by GP) as a result of the terms of this Agreement. The Parties further agree that notwithstanding any member of the Partnership Group’s ownership of any equipment, materials and other property related to WMLP Assets, GP shall have the right to use such equipment, materials and other property in its operation of the WMLP Assets and its provision of the Services under this Agreement. Notwithstanding anything in this Agreement to the contrary, any reimbursement of costs incurred with respect to any equipment, materials or other property owned by GP shall not affect GP’s ownership of such equipment, materials or other property, regardless of whether any such equipment, materials or other property has been improved or enhanced thereby.

Section 2.4 Reimbursement for Insurance. WMLP hereby agrees to reimburse (or to cause its Affiliates to reimburse) GP or its Affiliates, as applicable, for all expenses it incurs or payments it makes on behalf of WMLP and the Partnership Indemnitees for (i) insurance coverage with respect to the WMLP Assets, (ii) insurance coverage with respect to claims related to fiduciary obligations of officers, directors and control persons of WMLP, (iii) insurance coverage with respect to claims under federal and state securities laws, and (iv) employee-related insurance coverage as set forth in the Secondment Agreement.

Section 2.5 Limitations on Reimbursement.

(a) The obligation of WMLP to reimburse GP and its Subsidiaries pursuant to Section 3.2 shall not be subject to any monetary limitation.

ARTICLE 3

LIABILITY STANDARD AND INDEMNIFICATION

Section 3.1 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT (A) GP SHALL NOT BE LIABLE TO ANY WMLP INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH GP IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 3.3 AND (B) WMLP SHALL NOT BE LIABLE TO ANY GP INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH WMLP IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 3.2.

Section 3.2 Indemnification of GP.

(a) Subject to Section 3.1 and Section 3.3, WMLP shall indemnify, protect, defend, release and hold harmless GP and its Affiliates and their respective directors, officers, managers, members, and legal representatives (together with GP, the “GP Indemnified Parties”) from and against any and all Losses suffered by GP Indemnified Parties as a result of, caused by, or arising out of (i) any breach of a representation and warranty of WMLP in this Agreement, (ii) any breach of any covenant of WMLP under this Agreement, (iii) the sole, joint or concurrent negligence, gross negligence or willful misconduct of WMLP, or (iv) GP’s performance of the Services, including GP’s sole, joint or concurrent negligence (but excluding, to the extent provided in Section 3.3, the gross negligence or willful misconduct of GP) in connection therewith; provided, however, that WMLP shall have no indemnity or defense obligations to GP Indemnified Parties with respect to matters for which GP is required to indemnify or defend WMLP Indemnified Parties pursuant to Section 3.3.

(b) No statute, rule, or regulation that precludes an injured party from bringing an action against a fellow employee or employer shall preclude a GP Indemnified Party from seeking and obtaining a judicial determination of the fault or negligence of such natural Persons for purposes of this Section.

Section 3.3 Indemnification of WMLP.

(a) Subject to Section 3.1, GP shall indemnify, protect, defend, release and hold harmless WMLP and its Affiliates and their respective directors, officers, managers, members and legal representatives (together with WMLP, the “WMLP Indemnified Parties”) from and against any and all Losses suffered by WMLP Indemnified Parties as a result of, caused by, or arising out of (i) any breach of a representation or warranty of GP in this Agreement, or (ii) the gross negligence or willful misconduct of GP in its performance or failure to perform any Services under this Agreement.

(b) No statute, rule, or regulation that precludes an injured party from bringing an action against a fellow employee or employer shall preclude an WMLP Indemnified Party from seeking and obtaining a judicial determination of the fault or negligence of such natural Persons for purposes of this Section.

Section 3.4 Indemnification Demands. Each Party hereunder agrees that promptly upon its discovery of facts giving rise to a demand for indemnity under the provisions of this Agreement, including receipt by it of a demand or Action by any Third Party (a “Third Party Claim”), with respect to any matter as to which an GP Indemnified Party or an WMLP Indemnified Party as applicable (each, an “Indemnified Party”) asserts a right to indemnity under the provisions of this Agreement, it will give notice promptly thereof in writing to the Party against which such a right is being asserted (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have reasonable access to and including a formal demand for indemnification under this Agreement (an “Indemnity Demand”). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Indemnity Demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and such failure materially and adversely affects the ability of the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Demand.

Section 3.5 Right to Contest and Defend Third Party Claims.

(a) The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend, by all appropriate legal proceedings, any Third Party Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of its admission that such Third Party Claim is subject to indemnity hereunder and its intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of the Indemnity Demand. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all actions to be taken with respect to such Third Party Claim; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest and defend any such Third Party Claim as provided herein, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim, which involves no finding or admission of liability, violation of Law, or other adverse matter by the Indemnified Party and which would not otherwise adversely affect the Indemnified Party.

(b) Notwithstanding the foregoing in Section 3.5(a), the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related Third Party Claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 3.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim.

Section 3.7 Right to Participate. If the Indemnifying Party does not properly elect to contest and defend a Third Party Claim as provided herein, the Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Entity, asserting any Third Party Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

Section 3.8 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all cash tax benefits and other cash reimbursements (including insurance proceeds) actually received by the Indemnified Party related to the Losses.

Section 3.9 Sole Remedy. No Party shall have any liability under this Agreement except as is provided in this Agreement (other than claims or causes of action arising from fraud).

ARTICLE 4

INSURANCE

Section 4.1 Insurance Obtained and Provided by GP.

(a) On behalf of WMLP, GP shall obtain and maintain (or cause to be obtained and maintained) at all times during the term of this Agreement reasonable insurance coverage for the Partnership Group and the WMLP Assets that GP determines is necessary or appropriate. Such insurance shall be procured from reputable insurance companies.

(b) The Parties agree that the costs reasonably allocated to any insurance described in Section 4.1(a) (including applicable deductibles and self-insured retentions) that is obtained and maintained on behalf of the Partnership Group by GP’s making available for the benefit of WMLP or any of its Subsidiaries the insurance of any of its Affiliates, shall be reimbursed to GP by WMLP, or if appropriate otherwise directly charged to WMLP.

Section 4.2 Other Requirements. For insurance coverages obtained pursuant to Section 4.1, GP will provide that the applicable insurer shall waive any right of recovery, under subrogation or otherwise, which the insurer may have or acquire against GP and its Affiliates, the Partnership Group and their respective directors, partners, officers, agents or employees for claims under such policies. All such coverage shall, where applicable, name the Partnership Group and its and their respective Affiliates or GP and its Affiliates, as applicable, as additional insureds, or as named insureds. Such insurance shall, to the extent of GP’s or WMLP’s indemnity obligations, be primary and non-contributing to any other insurance that is available to WMLP or GP. All insurance coverage obtained by GP in relation to this Agreement shall be endorsed to provide that cancellation, termination or other material change shall not be effective without thirty (30) days prior written notice to WMLP excepting only cancellation for non-payment of premium where such notice period shall be ten (10) days.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Colorado.

Section 5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

For notices to WMLP:

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

Attention: General Counsel

For notices to GP:

c/o Westmoreland Coal Company

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

Attention: General Counsel

Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 5.4 Term. This Agreement shall remain in full force and effect until December 31, 2015, at which time this Agreement shall automatically evergreen and renew for successive one year terms unless either party gives written notice no less than 120 days prior to the end of the calendar year in which such termination shall occur.

Section 5.5 Termination. Notwithstanding any other provision of this Agreement, if GP is removed as general partner of WMLP under circumstances where Cause does not exist and Units held by GP and its Affiliates are not voted in favor of such removal, this Agreement, may immediately thereupon be terminated by either Party. This Agreement shall also terminate upon a Change of Control of GP or WMLP.

Section 5.6 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 5.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Parties; provided, however, that WMLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of GP, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 5.8 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that GP and its Affiliates and WMLP and each entity comprising the Partnership Group, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

Section 5.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.11 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 5.12 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.13 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 5.14 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 5.15 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or Third Party assignee of GP, any member of the Partnership Group or other Person shall have the right, separate and apart from GP or WMLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 5.16 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of GP or any member of the Partnership Group.

Section 5.17 Construction.

(a) All article, section and exhibit references used in this Agreement are to articles, sections and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects. All references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law.

(c) The Parties acknowledge that each Member and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, as of the date of the statement to which such term refers.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

WMLP:

By:	Westmoreland Resources GP, LLC
Its:	General Partner

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	Chief Legal Officer
Date:	March 13, 2015

GP:

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	Chief Legal Officer

SCHEDULE A

G&A FIXED FEE

For 2015 the G&A Fixed Fee shall be $500,000.